Exhibit 99.1

INmune Bio, Inc. to Host Key Opinion Leader Webinar on Thursday, January 21 at 8 AM ET

Webinar to review expanded biomarker data from the company’s Phase 1b clinical trial of XPro1595 targeting neuroinflammation in patients with Alzheimer’s disease

LA JOLLA, Calif, Jan. 12, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the, “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that the company will host a Key Opinion Leader (KOL) webinar on Thursday, January 21, from 8:00 AM – 9:00 AM Eastern Time.

The webinar will present new biomarker data from the company’s Phase 1b trial of its lead clinical candidate, XPro1595, in patients with Alzheimer’s disease (AD) and biomarkers of inflammation. The primary goal of this 12 week trial is to demonstrate that XPro1595 decreases neuroinflammation. The Company will present expanded biomarker results in patients treated with XPro1595 for at least 12 weeks.

“We previously reported that XPro1595 decreased neuroinflammation in AD patients as measured by white matter free water (WMFW), a novel biomarker of inflammation that can be measured non-invasively by MRI,” stated CJ Barnum PhD, Head of Neurosciences at INmune Bio. “Consistent with our approach to study a small number of patients intensively in early phase studies, this updated data set will report on additional measures that support our primary goal of reducing neuroinflammation and address some of the exploratory biomarkers that relate to neurodegenerative disease.”

Webinar participants include:

•	RJ Tesi, M.D., co-founder and Chief Executive Officer of INmune Bio.

•	Dr. CJ Barnum, Ph.D., Head of Neuroscience at INmune Bio.

•	Dr. Judith Jaeger Ph.D., President and Principal Scientist of CognitionMetrics, LLC. Dr. Jaeger is a cognitive neuropsychologist and internationally recognized expert in assessing cognitive endpoints.

•	Dr. Malú Gámez Tansey, Ph.D., Director, Center for Translational Research in Neurodegenerative Disease, Medical College of the University of Florida. Dr. Malu Tansey is an internationally recognized expert in neuroinflammation and neurodegenerative disease, including AD. Of note, Malu is an inventor of XPro’s DN-TNF technology and has been studying the drug’s effects on neuroinflammation for over 20 years.

RJ Tesi, M.D., co-founder and CEO of INmune Bio, stated: “We look forward to presenting updated data from this important trial with XPro1595.  Our goal is to give investors and clinical experts the information they need to understand the role of XPro1595 in treating neuroinflammation in patients with AD.”

KOL Discussion Call Information

To participate in this event, you must register in advance. Please click on the link below.  After registering, you will receive a confirmation email containing information about joining the webinar.

To register and access the live webinar click here

Date: January 21, 2021
Time: 8:00 AM Eastern Time

About XPro1595

XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that acts differently than currently existing TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro1595 could have substantial beneficial effects in patients with Alzheimer’s disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and Treatment Resistant Depression (XPro1595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, XPro1595, LIVNate™, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390
chuck@lifesciadvisors.com

Media Contact:
Meredith Sosulski, Ph.D.
LifeSci Communications
(929) 469-3851
msosulski@lifescicomms.com